Exhibit 10.1

AGREEMENT

This Agreement (as it may be amended, modified or supplemented from time to time in accordance with the terms hereof, this “Agreement”), dated as of October 27, 2002, is entered into by and among Cherokee International, LLC, a California limited liability company (“Cherokee LLC”), Cherokee International Corporation (formerly, Cherokee International Finance, Inc.), a Delaware corporation (“Cherokee Corporation,” and, together with Cherokee LLC, the “Original Issuers”), each of the persons listed on the signature pages hereto under the caption “Oaktree Noteholders” (each, an “Oaktree Noteholder”) and each of the persons listed on the signature pages hereto under the caption “GSC Noteholders” (each, a “GSC Noteholder”; each Oaktree Noteholder or GSC Noteholder sometimes being referred to herein as a “Consenting Noteholder,” and collectively, the “Consenting Noteholders”).  Each of the Consenting Noteholders is a holder of the Original Issuers’ 10 1/2% Senior Subordinated Notes due 2009 (the “Existing Notes”) issued pursuant to an Indenture, dated as of April 30, 1999 (the “Existing Indenture”), by and among the Original Issuers and U.S. Bank, N.A. (f/k/a Firstar Bank of Minnesota, N.A.), as Trustee (the “Existing Trustee”).  Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Existing Indenture.  In connection with and prior to consummation of the Exchange Offer (defined below), Cherokee LLC intends to reorganize as a corporation under the laws of the State of Delaware by merging with and into Cherokee Corporation.  References herein to Cherokee shall refer (i) collectively to the Original Issuers so long as they are both in existence and (ii) to Cherokee Corporation upon consummation of the reorganization.

R  E  C  I  T  A  L  S

WHEREAS, Cherokee believes it is necessary to reduce the cash flow and covenant burdens imposed by the Existing Notes and its existing Credit Agreement, dated as of April 30, 1999, among Cherokee LLC, as borrower, and the agents and lenders named therein, as amended through the date hereof (the “Credit Agreement”);

WHEREAS, Cherokee and the Consenting Noteholders have engaged in good faith negotiations with the objective of reaching a mutually acceptable agreement for the exchange of the Existing Notes for any one of the following: (i) units (the “Units”), consisting of 5 1/4% Senior Notes due 2008 to be issued by Cherokee Corporation (the “New Senior Notes”) and warrants (the “Warrants”) to purchase shares of common stock of Cherokee Corporation (the “Warrant Shares”) each having terms substantially as set forth on Annex A-1 hereto, which is incorporated into this Agreement as if fully set forth herein, or (ii) 12% Pay-In-Kind

Senior Convertible Notes due 2008 to be issued by Cherokee Corporation (the “New Convertible Notes” and, together with the Units, the New Senior Notes and the Warrants, the “Securities”), which will be convertible into shares of common stock of Cherokee Corporation (the “Conversion Shares”) having terms substantially as set forth on Annex A-2 hereto, which is incorporated into this Agreement as if fully set forth herein, which shall be consummated pursuant to the Exchange Offer;

WHEREAS, in connection with the Exchange Offer, Cherokee desires to conduct the Consent Solicitation (defined below), pursuant to which it will seek to obtain consents to certain proposed amendments to the Existing Indenture;

WHEREAS, in connection with and as a condition to the Exchange Offer, Cherokee intends to (a) amend and restate its Credit Agreement in accordance with terms substantially as set forth on Annex A-3 hereto, which is incorporated into this Agreement as if fully set forth herein (the “Amendment”), and (b) refinance a portion of the indebtedness outstanding under the Credit Agreement pursuant to a term loan having terms substantially as set forth on Annex A-4 hereto (the “Term Loan”) (Annexes A-1, A-2, A-3 and A-4 collectively referred to herein as the “Term Sheet”);

WHEREAS, the Consenting Noteholders desire to tender their Existing Notes in the Exchange Offer and consent to the proposed amendments in the Consent Solicitation (the Exchange Offer and the Consent Solicitation collectively, the “Exchange Transactions”), on the terms and subject to the conditions set forth herein;

WHEREAS the Oaktree Noteholders (the “Equity Holders”) hold a substantial portion of the outstanding equity interests in Cherokee LLC and, upon Cherokee LLC’s reorganization as Cherokee Corporation, will hold a substantial portion of the outstanding shares of common stock of Cherokee Corporation and desire to have Cherokee effect the Exchange Transactions; and

WHEREAS, to expedite and implement the Exchange Transactions, (i) Cherokee is prepared to propose the Exchange Transactions, to seek the necessary approvals for the Exchange Transactions and the other transactions contemplated thereby as expeditiously as possible, and to perform its other obligations hereunder, and (ii) the Consenting Noteholders are prepared to commit, on the terms and subject to the conditions of this Agreement and applicable law, to exchange their Existing Notes when solicited to do so and to perform their other obligations hereunder, including delivering their consent in the Consent Solicitation.

NOW, THEREFORE, in consideration of the foregoing recitals and the terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cherokee, Cherokee Finance and each Consenting Noteholder (each a “Party” and, collectively, the “Parties”), intending to be legally bound, hereby agree as follows:

1.     Exchange Offer and Consent Solicitation.

(a)           Exchange Offer.  Cherokee shall conduct an exchange offer in accordance with the terms hereof, in which Cherokee shall offer to the holders of the Existing Notes the opportunity to exchange the Existing Notes for (i) the Units or (ii) the New Convertible Notes, at the election of the holder of the Existing Notes (the “Exchange Offer”), each of which shall be delivered to the holders of the Existing Notes on the Closing Date (as defined below).  The Securities issued in the Exchange Offer shall have terms substantially as set forth on Annexes A-1 and A-2 hereto.  In the Exchange Offer, Cherokee shall offer to exchange, for each $1,000 principal amount of Existing Notes held by a holder thereof, at the option of that holder, any one of the following (the “Consideration”), but not a combination thereof:

(i)                    1 Unit, consisting of $1,000 principal amount of New Senior Notes and 1 Warrant to purchase initially between 119.3995 and 183.7512 Warrant Shares, determined as provided below; or

(ii)                   $1,000 principal amount of New Convertible Notes, which will be convertible into a number of Conversion Shares that will vary depending upon the number of Units issued in the Exchange Offer (which shall not exceed 30,903,646 shares in the aggregate), determined as provided below.

The number of Warrant Shares initially issuable upon exercise of each Warrant will vary depending upon the aggregate principal amount of Existing Notes tendered and accepted in exchange for Units in the Exchange Offer, and no more than 11,939,951 Warrant Shares will be initially issuable in the aggregate.  Accordingly, if $22 million or less in aggregate principal amount of Existing Notes is tendered and accepted in exchange for Units, 183.7512 Warrant Shares will be initially issuable upon exercise of each Warrant.  If $79 million or more in aggregate principal amount of Existing Notes is tendered and accepted in exchange for Units, 119.3995 Warrant Shares will be initially issuable upon exercise of each Warrant, and if between $22 million and $79 million in aggregate principal amount of Existing Notes is tendered and accepted in exchange for Units, the number of Warrant Shares initially issuable upon exercise of each Warrant shall be adjusted pro rata between 183.7512 and 119.3995 Warrant Shares.  The number of Warrant Shares issuable upon exercise will be adjusted for certain dilutive events.

Similarly, the number of Conversion Shares initially issuable upon conversion of each $1,000 principal amount of New Convertible Notes also will vary depending upon the aggregate principal amount of Existing Notes tendered and accepted in exchange for Units in the Exchange Offer, and no more than 30,903,646 Conversion Shares will be initially issuable in the aggregate.  Accordingly, if all holders of Existing Notes exchange their Existing Notes for an aggregate of $100,000,000 principal amount of New Convertible Notes, 309.0365 Conversion Shares will be initially issuable upon conversion of each $1,000 principal amount of New Convertible Notes.  The number of Conversion Shares initially issuable upon conversion of each $1,000 principal amount of New Convertible Notes will increase pro rata as the aggregate principal amount of New Convertible Notes issued in the Exchange Offer decreases.  Accordingly, if, as assumed herein, $43,550,000 aggregate principal amount New Convertible Notes and $56,450,000 aggregate principal amount of New Senior Notes are issued in exchange for Existing Notes, then 541.9853 Conversion Shares will be initially issuable upon conversion of each $1,000 principal amount of New Convertible Notes, or an aggregate of 23,603,458 Conversion Shares.  The number of Conversion Shares issuable upon conversion will be adjusted for certain dilutive events.

In addition, on the Closing Date, Cherokee will pay interest, in cash, to holders of Existing Notes tendered and accepted for exchange in the Exchange Offer that was due to such holders on November 1, 2002.  Payment of any interest that has accrued since November 1, 2002 on Existing Notes tendered and accepted in exchange for New Senior Notes or New Convertible Notes, as applicable, will be paid on the next regularly scheduled interest payment date, which is May 1, 2003 for the New Senior Notes and November 1, 2003 for the New Convertible Notes, at the rate applicable to the New Senior Notes and New Convertible Notes, respectively.  Cherokee also will pay, on the Closing Date, interest, in cash, on Existing Notes not tendered or accepted for exchange in the Exchange Offer that was due to such holders on November 1, 2002.  Payment of any interest that has accrued since November 1, 2002 on such non-tendered or non-accepted Existing Notes will be paid on the next regularly scheduled interest payment date, which is May 1, 2003, at the rate applicable to the Existing Notes.

(b)           Consent Solicitation; Supplemental Indenture.  As part of the Exchange Offer, Cherokee shall solicit the consent (the “Consent Solicitation”) of the holders of record or beneficial owners of Existing Notes as of the close of business on September 12, 2002 (the “Record Date”) to amendments to certain provisions of the Existing Indenture (the “Proposals”), which Proposals are set forth in, and shall be effected by, a supplemental indenture (the “Supplemental Indenture”), substantially in the form attached hereto as Annex B.  In the Exchange Offer, exchanging holders of Existing Notes shall be required, as a condition to Cherokee’s acceptance of such holders’ tender of Existing Notes in the Exchange Offer, to consent to each of the Proposals or, if such holders were not holders of record or beneficial owners of such Existing Notes as of the Record Date, to deliver a consent to the Proposals with respect to such tendered Existing Notes from the holder of record or beneficial owner thereof as of Record Date.

(c)           Preparation of Exchange Offer Documents; Commencement of Exchange Offer.  Promptly upon execution of this Agreement, Cherokee shall prepare all documents necessary to commence, effect and consummate the Exchange Transactions as contemplated by this Agreement (collectively, the “Exchange Offer Documents”).  As soon as reasonably practicable after preparation of the Exchange Offer Documents, Cherokee shall commence the Exchange Offer and the Consent Solicitation.

(d)           Cooperation.  Cherokee, on the one hand, and each of the Consenting Noteholders, on the other hand, shall cooperate with each other and use (and Cherokee shall cause its subsidiaries to use) its respective reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part to consummate and make effective the Exchange Transactions and the other transactions contemplated thereby, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any federal, state or other government, governmental or regulatory agency or body, court or self-regulatory organization, domestic or foreign (each, a “Governmental Entity”) in order to consummate the Exchange Transactions or any of the other transactions contemplated by the Exchange Offer Documents.

(e)           Support of Equity Holders.  The Equity Holders hereby agree to (i) use their reasonable efforts to cause Cherokee to comply with its obligations under this Agreement and (ii) to the extent the Equity Holders’ approval or consent of the Exchange Transactions is required, grant such approval or consent in a timely manner.

(f)            Compliance with Securities Laws.  Cherokee and the Consenting Noteholders agree that the Exchange Offer is intended to conform with the requirements of Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 150 adopted thereunder, and the applicable provisions of Section 14(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14E adopted thereunder, and all other applicable federal and state securities laws.

(g)           Closing.  The closing of the Exchange Offer and Consent Solicitation (the “Closing”) shall take place (i) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York at 10:00 A.M. on the first business day on which the last to be fulfilled or waived of the conditions to the Exchange Transactions set forth in Section 2 (other than in each case those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as Cherokee and the Consenting Holders may agree in writing (either such time, the “Closing Date”).

2.     Conditions to the Exchange Transactions.  The obligations of the Parties to consummate the Exchange Transactions are subject to satisfaction or waiver of the following conditions:

(a)           Requisite Consents Condition.  Cherokee shall have timely received validly delivered consents to the Proposals from holders of not less than a majority in aggregate principal amount of Existing Notes outstanding on the Record Date (other than Existing Notes held on the Record Date by Cherokee or its Affiliates).

(b)           Minimum Tender Condition.  Not less than 51% in aggregate outstanding principal amount of Existing Notes shall have been validly and timely tendered and not properly withdrawn in the Exchange Offer.

(c)           Credit Agreement Amendment.  The Amendment shall have been executed and delivered by the lenders party thereto.

(d)           Term Loan.  The Term Loan shall have been executed and delivered by the lenders party thereto.

(e)           Outside Closing Date.  The Exchange Offer shall have been consummated on or prior to December 31, 2002 (the “Outside Closing Date”).

(f)            Blue Sky.  Cherokee shall have received all state securities and “blue sky” permits and approvals, if any, necessary to consummate the Exchange Transactions.

(g)           No Restrictions.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Exchange Transactions.

3.     Agreements of Consenting Noteholders in Connection With the Exchange Transactions.

(a)           Each of the Consenting Noteholders hereby agrees, subject to the conditions that, and only for so long as, (i) the material terms of the Exchange Offer Documents are substantially identical to the terms set forth in this Agreement and the Term Sheet, and (ii) no Noteholders Termination Event (as defined below) shall have occurred with respect to it and not have been waived in accordance herewith:

(i)                    it shall validly and timely tender all of its Existing Notes held of record or beneficially owned by it as of the date of this Agreement, and any Existing Notes acquired by such Consenting Noteholder after the date of this Agreement, for exchange pursuant to the Exchange Offer, and accept in exchange therefor Units, New Convertible Notes or the Cash Election, as set forth opposite such Consenting Noteholder’s name on Schedule I hereto;

(ii)                   it shall validly and timely deliver consents to (and, upon request of Cherokee shall cause its nominee to consent to) the Proposals with respect to all of its Existing Notes held of record or beneficially owned by it as of the Record Date, and, with respect to any Existing Notes held of record or beneficially owned by it as of the date of this Agreement or acquired by such Consenting Noteholder after the date of this Agreement that were not so held or owned as of the Record Date, it shall validly and timely deliver the consent of the record or beneficial owner of such Existing Notes as of the Record Date, pursuant to the Consent Solicitation and in accordance with the terms hereof;

(iii)                  it shall not object to the consummation of the Exchange Transactions or otherwise commence any proceeding to oppose, or that could materially adversely affect or materially delay, the Exchange Transactions or the use of any of the Exchange Offer Documents in connection therewith;

(iv)                  it shall agree to and shall execute execution versions of the Exchange Offer Documents to which it is party and containing terms and conditions substantially identical to those contained in this Agreement and the Term Sheet;

(v)                   it shall execute agreements setting forth the stockholder arrangements contained in the Term Sheet

(vi)                  it shall not vote for, consent to, or directly or indirectly seek, solicit, support, participate in or encourage any other exchange of the Existing Notes, or any restructuring or recapitalization of Cherokee, or any plan of reorganization or liquidation under applicable bankruptcy or insolvency laws, whether domestic or foreign, in respect of Cherokee, or any plan, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, recapitalization or restructuring of Cherokee (other than as described in the Exchange Offer Documents (including Cherokee LLC’s reorganization into a Delaware corporation), in connection with the amendment or refinancing of the Credit Agreement on terms acceptable to Cherokee or one agreed to in writing by Cherokee and each of the Consenting Noteholders); and

(vii)                 it shall not take any other action (and shall prevent its nominee from taking any action on its behalf), including but not limited to initiating any legal proceeding, that is materially inconsistent with, or that could materially delay consummation of, any of the Exchange Transactions.

(b)           Upon request of Cherokee, each Consenting Noteholder agrees:

(i)                    to the extent permitted under the Existing Indenture, to waive (and, upon request of Cherokee, shall cause its nominee to waive) any Default or Event of Default arising after the date of this Agreement under the Existing Indenture through the earlier of consummation of the Exchange Offer or termination of this Agreement in accordance with the provisions hereof; or

(ii)                   in the event that any acceleration of the Existing Notes is effected pursuant to Section 6.02 of the Existing Indenture as a result of any Event of Default, to vote (and, upon request of Cherokee, shall cause its nominee to vote) pursuant to Section 6.02 of the Existing Indenture to rescind such acceleration and its consequences and that all such rescissions of acceleration shall include instructions to the Existing Trustee under the Existing Indenture to such effect.

4.     Agreements of Cherokee in Connection with the Exchange Transactions.

(a)           Cherokee hereby agrees that (i) promptly upon execution of this Agreement by all Parties, to prepare all of the Exchange Offer Documents in a timely fashion in accordance with the terms of this Agreement, (ii) to ensure that all of the Exchange Offer Documents contain terms and conditions substantially identical to those contained in this Agreement and the Term Sheet, (iii) to use its reasonable efforts to obtain any and all requisite material regulatory and/or material third party approvals for the Exchange Transactions and (iv) to execute and deliver any documents, agreements or instruments necessary to effectuate the Exchange Transactions.

(b)           Cherokee also shall keep the Consenting Noteholders apprised of the status of matters relating to completion of the Exchange Transactions and the other transactions contemplated thereby, including promptly furnishing the Consenting Noteholders with copies of (i) any amendments or supplements to any of the Exchange Offer Documents in advance of any mailing to holders of Existing Notes and (ii) any notice or other material communications received by Cherokee from any Governmental Entity with respect to the Exchange Transactions and the other transactions contemplated thereby.

5.     Termination.

(a)           Termination of the Obligations of the Consenting Noteholders.  Upon the occurrence of any of the events set forth below (each, a “Noteholder Termination Event”), each of the Consenting Noteholders may terminate its obligations hereunder and rescind its acceptance of the Exchange Offer by giving written notice of such termination to the other Consenting Noteholders, if any, and Cherokee:

(i)                    the Exchange Offer Documents provide or are modified to provide for any terms that are materially adverse to the Consenting Noteholders or materially inconsistent with any of the material terms or conditions of this Agreement or the Term Sheet;

(ii)                   Cherokee materially breaches this Agreement or fails to satisfy in any material respect any of the terms or conditions of this Agreement or the Term Sheet;

(iii)                  the Exchange Offer has not been consummated on or prior to the Outside Closing Date;

(iv)                  Cherokee shall file a petition or commence a proceeding under any provision of any applicable bankruptcy or insolvency laws, whether state, federal or foreign (collectively, “Bankruptcy Laws”);

(v)                   any person shall file a petition or commence a proceeding against Cherokee under any provision of any applicable Bankruptcy Law;

(vi)                  Cherokee shall withdraw or revoke the Exchange Offer, or Cherokee shall publicly announce its intention not to pursue the Exchange Offer; or

(vii)                 any other Consenting Noteholder shall have materially breached this Agreement or failed to satisfy in any material respect any of the terms or conditions of this Agreement, which breach shall not have been cured within 3 days after receiving notice thereof;

(viii)                any order permanently restraining, enjoining or otherwise prohibiting consummation of any of the Exchange Transactions shall become final and non-appealable;

(ix)                   there shall exist any action, proceeding, claim or counterclaim by any Governmental Entity (other than any action, proceeding, claim or counterclaim by the Party seeking to terminate its obligations hereunder), before any court, authority, agency or tribunal that challenges the Exchange Offer or the Consent Solicitation or any related transactions contemplated hereby which, if decided adversely to Cherokee or any other Party, would reasonably be expected to prohibit, prevent, restrict, limit or delay consummation of the Exchange Offer, the Consent Solicitation or any such related transactions; or

(x)                    any of the representations and warranties of Cherokee contained herein that are qualified as to materiality shall not be true and correct, and any representations and warranties that are not so qualified shall not be true and correct in all material respects, in each case on and as of the Closing Date, except that those representations and warranties that speak only as of a specific date need only be true as of such specified date;

provided, that the right to terminate this Agreement pursuant to this Section 5(a) shall not be available (1) to any party if it or any Noteholder Affiliate (as defined below) of such party has breached in any material respect its obligations under this Agreement in any manner, which breach shall have proximately contributed to the occurrence of the failure of the Exchange Transactions to be consummated, or (2) to any Oaktree Noteholder based on a Noteholder Termination Event described in clause (ii), (vi) or (x) above.  For purposes hereof, a “Noteholder Affiliate” of (x) any GSC Noteholder shall be any other GSC Noteholder and of (y) any Oaktree Noteholder shall be Cherokee or any other Oaktree Noteholder.

(b)           Termination of the Cherokee’s Obligations. Upon the occurrence of any of the events set forth below, Cherokee shall have the right to terminate this Agreement by the giving of written notice of such termination to each of the Consenting Noteholders:

(i)                    any GSC Noteholder materially breaches this Agreement or fails to satisfy in any material respect any of the terms or conditions of this Agreement;

(ii)                   the Exchange Offer has not been consummated on or prior to the Outside Closing Date;

(iii)                  any order permanently restraining, enjoining or otherwise prohibiting consummation of any of the Exchange Transactions shall become final and non-appealable;

(iv)                  there shall exist any action, proceeding, claim or counterclaim by any Governmental Entity (other than any action, proceeding, claim or counterclaim by the Party seeking to terminate its obligations hereunder), before any court, authority, agency or tribunal that challenges the Exchange Offer or the Consent Solicitation or any related transactions contemplated hereby which, if decided adversely to Cherokee or any other Party, would reasonably be expected to prohibit, prevent, restrict, limit or delay consummation of the Exchange Offer, the Consent Solicitation or any such related transactions; or

(v)                   any of the representations and warranties of any Consenting Noteholder contained herein that are qualified as to materiality shall not be true and correct, and any representations and warranties that are not so qualified shall not be true and correct in all material respects, in each case on and as of the Closing Date, except that those representations and warranties that speak only as of a specific date need only be true as of such specified date;

provided, that the right to terminate this Agreement pursuant to this Section 5(b) shall not be available to Cherokee if it or any Oaktree Noteholder has breached in any material respect its obligations under this Agreement in any manner which breach shall have proximately contributed to the occurrence of the failure of the Exchange Transactions to be consummated.

(c)           Mutual Termination.  This Agreement may be terminated by mutual written agreement of Cherokee and the Consenting Noteholders.

(d)           Effects of Termination.  Except for clauses (f) and (p) of Section 11 hereof, upon the termination of the obligations of a Consenting Noteholder pursuant to Section 5(a) hereof (such Consenting Noteholder whose obligations have been so terminated, an “Excluded Noteholder”), this Agreement shall terminate with respect to such Excluded Noteholder and all of the rights and obligations under this Agreement of such Excluded Noteholder and of all of the other Parties in respect of such Excluded Noteholder shall become null and void and of no further force or effect, and there shall be no liability or obligation hereunder of such Excluded Noteholder or of any of the other Parties in respect of any such Excluded Noteholder.  Except for clauses (f) and (p) of Section 11 hereof, upon the termination of this Agreement pursuant to Section 5(b) or 5(c) hereof, this Agreement shall become null and void and of no further force or effect, and there shall be no liability or obligation hereunder of any nonbreaching Party in respect of any of the other Parties.  It is expressly understood and agreed that if this Agreement is terminated pursuant to Section 5(b) or 5(c) hereof, Cherokee shall have no obligation to commence, effect or consummate the Exchange Offer or the Consent Solicitation, and none of the Parties shall have any obligation to consummate any of the Exchange Transactions or any of the transactions contemplated thereby.  In the event of a termination of the obligations of a Consenting Noteholder pursuant to Section 5(a) hereof or a termination of this Agreement pursuant to Section 5(b) or 5(c) hereof, each Party shall have all of the rights and remedies available to it under applicable law and/or the Existing Indenture, and any ancillary documents or agreements thereto, including under this Agreement.  Notwithstanding anything in this Section 5(d), no such termination of the obligations of a Consenting Noteholder pursuant to Section 5(a) hereof or termination of this Agreement pursuant to Section 5(b) or 5(c) hereof shall relieve any Party from liability for any breach or non-performance of its obligations hereunder prior to the date of such termination.

6.     Forbearance; Restrictions on Transfers and Liens.  Each Consenting Noteholder, so long as the obligations of such Consenting Noteholder have not been terminated pursuant to Section 5 hereof, agrees that:

(a)           it shall not file a notice of default or sale or take any other action to collect on the Existing Notes, including, without limitation, instructing the Existing Trustee on how to proceed in the exercise of any and all remedies;

(b)           it shall give instructions to the Existing Trustee, if and when reasonably appropriate, to desist from taking action that is inconsistent with this

Agreement or the Exchange Transactions, so long as no indemnity of such Consenting Noteholder is required for such action to be taken by the Existing Trustee;

(c)           it shall not, directly or indirectly, sell, assign, transfer, hypothecate or otherwise dispose of (1) any of the Existing Notes owned beneficially or of record by such Consenting Noteholder or as to which such Consenting Noteholder has investment authority or discretion (including any of the Existing Notes acquired after the date hereof), or grant any proxies to any person in connection with such Existing Notes, (2) any claim (as that term is defined in Section 101(5) of the Bankruptcy Law) arising from, based on or related to the Existing Notes, or (3) any option, interest in, or right to acquire any of the Existing Notes or claim referred to in clauses (1) and (2) above, unless (x) the transferee thereof agrees in writing for the benefit of the other Parties to be bound by all of the terms of this Agreement and executes a counterpart signature page of this Agreement and the transferor provides Cherokee with a copy thereof, and (y) the transferor delivers to such transferee at the time of such transfer a consent to the Proposals with respect to the Existing Notes so transferred that were held of record or beneficially owned by the transferor as of the Record Date, in which event each Party shall be deemed to have acknowledged that its obligations to the Consenting Noteholders hereunder shall be deemed to constitute obligations in favor of such transferee and shall be deemed to have made the representations and warranties contained in Section 7 hereof; and

(d)           shall not encumber any Existing Notes with any Lien.

7.     Representations and Warranties of the Parties.  Each of the Parties represents and warrants to each of the other Parties, as of the date hereof, as follows:

(a)           Power, Authority and Authorization.  Such Party has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Exchange Transactions. The execution, delivery and performance of this Agreement and the consummation of the Exchange Transactions have been duly authorized by all necessary action (corporate or other) on the part of such Party, and the person executing this Agreement on behalf of such Party is duly authorized to do so.

(b)           Binding Obligation.  This Agreement has been validly executed and delivered by such Party and is the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws, both foreign and domestic, relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(c)           No Conflicts.  None of the execution, delivery or performance of this Agreement, nor the compliance with the terms and provisions hereof, nor the consummation of any of the Exchange Transactions, shall conflict with, violate, or constitute a breach of or a default (with the passage of time or otherwise) under, (i) any law, statute, rule, regulation, ordinance, judgment, decree or order applicable to such Party or any of its subsidiaries or any of their respective businesses or properties, (ii) such Party’s organizational documents or those of any of its subsidiaries or (iii) except to the extent the consummation of the Exchange Transactions require the approval of the lenders under the Credit Agreement, any contractual obligations to which such Party or any of its subsidiaries is a party or by which such Party, any of its subsidiaries or any of their respective properties are bound, except in each case, for such conflicts, violations, breaches or defaults that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, operations, property or financial condition of such Party and its subsidiaries.

(d)           Governmental Consents.  No permit, certificate, authorization, approval, consent, license or order of, or filing, registration, declaration or qualification with, or notice to, any Governmental Entity or arbitrator is required in connection with, or as a condition to, the execution, delivery and performance of this Agreement, the compliance with any of the terms and provisions hereof or the consummation of any of the Exchange Transactions, except for (i) such filings as may be required by the Securities and Exchange Commission or pursuant to state securities or “blue sky” laws, (ii) the qualification of the indentures governing the New Senior Notes, the New Convertible Notes and the Existing Notes under the Trust Indenture Act of 1939, as amended, and (iii) such permits, certificates, authorizations, approvals, consents, licenses or orders of, or filings, registrations, declarations or qualifications with, or notices that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, operations, property or financial condition of such Party and its subsidiaries.

(e)           No Proceedings.  There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding (including, without limitation, any investigation or partial proceeding, such as a deposition), domestic or foreign, pending, or to the knowledge of such Party threatened, against or that affects such Party that would reasonably be expected to prevent the consummation of or materially impair or materially delay any of the Exchange Transactions.

(f)            Representation by Counsel.  Each Party acknowledges that it has been represented by counsel (or had the opportunity to be represented by counsel and waived its right to such representation) in connection with this Agreement, including the negotiation of this Agreement, and the Exchange Transactions, including with respect to tax matters.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived by such Party.

8.     Additional Representations and Warranties of the Consenting Noteholders.  Each Consenting Noteholder represents and warrants to the other Parties as follows:

(a)           Such Consenting Noteholder is acquiring the Securities it elects to receive in the Exchange Offer (the “Applicable Securities”) for its own account for investment only and not with a view to, or for resale in connection with, any public sale or distribution thereof.  Such Consenting Noteholder is (A) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or (B) an institutional “accredited investor” as defined in subparagraph (1), (2), (3) or (7) of Rule 501(a) under the Securities Act.  Such Consenting Noteholder has not acquired the Existing Notes on behalf, or at the request, of Cherokee or any of its Affiliates.

(b)           As of the date hereof, such Consenting Noteholder owns of record and/or beneficially, and/or has investment authority or discretion with respect to, the aggregate principal amount of Existing Notes set forth next to such Consenting Noteholder’s name on the signature pages hereto, and such aggregate principal amount of Existing Notes constitutes all of the Existing Notes so owned or controlled by such holder and such Affiliates as of the date hereof, and such Consenting Noteholder or such Affiliate, as applicable, so owned or controlled such Existing Notes as of the Record Date and, if not so owned or controlled as of the Record Date, has received or will obtain prior to the expiration of the Exchange Offer a consent to the Proposals from the holder who so owned or controlled such Existing Notes as of the Record Date.

(c)           Such Consenting Noteholder owns the Existing Notes free and clear of all Liens.

(d)           Such Consenting Noteholder has adequate information concerning the businesses, finances and operations, condition (financial and otherwise), results of operations, properties, plans and prospects of Cherokee to make an informed decision regarding the sale of the Existing Notes in exchange for the Applicable Securities and the purchase of the Applicable Securities in exchange for the Existing

Notes and has independently and without reliance upon Cherokee made its own analysis and decision to sell the Existing Notes and purchase the Applicable Securities.  Such Consenting Noteholder and its advisors have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the Applicable Securities, have all information deemed by them to be necessary or appropriate to evaluate the risks and merits of an investment in the Applicable Securities, and have received all information requested by them from Cherokee.  Such Consenting Noteholder has been afforded the opportunity to ask questions of Cherokee and has received satisfactory answers to any such inquiries.  Such Consenting Noteholder understands that its investment in the Applicable Securities involves a high degree of risk.

(e)           The proposed sale of the Existing Notes in exchange for the Applicable Securities by such Consenting Noteholder was privately negotiated in an independent transaction and was not solicited by or on behalf of Cherokee or any of its Affiliates.  The terms of this Agreement were the result of negotiations between such Consenting Noteholder and Cherokee, and such Consenting Noteholder was given the opportunity to review and comment upon the proposed terms of this Agreement.

9.     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed sufficiently given and served for all purposes when personally delivered or given by telex or machine-confirmed facsimile or one business day after a writing is delivered to a national overnight courier service or three business days after a writing is deposited in the United States mail, first class postage or other charges prepaid and registered, return receipt requested, addressed as follows (or at such other address for a Party as shall be specified by like notice):

If to Cherokee, to:

Cherokee International LLC

2841 Dow Avenue

Tustin , CA 92780

Attention: Chief Financial Officer

Telephone: (714) 544-6665

Facsimile: (714) 838-4742

With a copy (which shall not constitute notice) to:

Jeffrey H. Cohen, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, 34th Floor

Los Angeles, California  90071

Telephone: (213) 687-5000

Facsimile: (213) 687-5600

If to the Consenting Noteholders, as specified on Schedule I hereto.

10.   Acknowledgment. This Agreement and the terms of the Exchange Transactions are the product of private negotiations between Cherokee and the Consenting Noteholders. This Agreement is not and shall not be deemed to be a solicitation of consents to amendments to the Existing Indenture, or waivers of any provision thereof, or a solicitation to tender or exchange Existing Notes.  Neither tenders of Existing Notes in the Exchange Offer nor delivery of consents in the Consent Solicitation will be solicited from any holder of Existing Notes until such holder has received the Exchange Offer Documents and any other disclosures required under applicable law.  Notwithstanding anything contained herein to the contrary, the Consenting Noteholders shall be under no requirement to consent to amendments to the Existing Indenture or to exchange their Existing Notes, if the Exchange Offer Documents presented to the Consenting Noteholders provide for any terms that are materially inconsistent with this Agreement, including, not limited to, the provisions of the Term Sheet.  Cherokee acknowledges and agrees that the Existing Indenture and all instruments and documents executed in connection therewith constitute valid and binding agreements of Cherokee.  Cherokee further acknowledges that it is not currently aware of any claim, counterclaim, setoff or defense of any kind or nature that would in any way affect the validity or enforceability of any claim of any Consenting Noteholder arising from the Existing Notes or that would in any way reduce or affect the absolute and unconditional obligation of Cherokee to pay all of the obligations arising from the Existing Notes.

11.   Miscellaneous.

(a)           Further Assurances.  Each of the Parties hereby further covenants and agrees that it shall take all such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement and shall refrain from taking any action which would frustrate the purposes and intent of this Agreement.

(b)           Effectiveness; Counterparts.  This Agreement shall not become effective and binding on the Parties unless and until counterpart signature pages hereto shall have been executed and delivered by each of the Parties hereto.  This Agreement may be executed by one of more of the Parties in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts when taken together shall constitute one and the same instrument.  The agreements, representations and obligations of the Consenting Noteholders under this Agreement are, in all respects, several and not joint.

(c)           Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior negotiations and all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; provided that any confidentiality agreement heretofore executed between Cherokee and any Consenting Noteholder shall continue in full force and effect (each, a “Confidentiality Agreement”).

(d)           Interpretation.  When a reference is made in this Agreement to Sections, paragraphs, clauses or Annexes, such reference shall be to a Section, paragraph or clause of or Annex to this Agreement unless otherwise indicated.  The words “include”, “includes”, and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The words “hereof,” “herein,” “herewith,” “hereby” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless the context otherwise requires, defined terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.  None of the Parties shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

(e)           Specific Performance.  Each of the Parties recognizes and agrees that if for any reason any of the provisions of this Agreement are not performed by such Party in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused to the other Parties for which money damages would not be an adequate remedy.  Accordingly, each Party agrees that, in addition to any other available remedies, the Parties shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without the necessity of any Party posting a bond or other form of security.  In the event that any action should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it will not allege, and each other Party hereby waives the defense, that there is an adequate remedy at law.

(f)            Indemnification.  Cherokee hereby agrees to indemnify and hold harmless each Consenting Noteholder, each person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act) any Consenting Noteholder (each, a “controlling person”) and the respective officers, directors, partners, employees, representatives and agents of each Consenting Noteholder and any such controlling person from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, costs and expenses incurred in connection with investigating, preparing, pursuing or defending against any of the foregoing) actually incurred by such Consenting Noteholder as a result of any claim, suit, action, proceeding, investigation or inquiry brought or asserted by any third party against the Consenting Noteholder arising out of (A) such Consenting Noteholder’s compliance with Section 3(b)(ii) hereof or (B) any untrue statement or alleged untrue statement of any material fact contained in any Exchange Offer Document, or any amendment or supplement thereto, or as a result of the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Cherokee will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon (x) with respect to clause (A) above, the gross negligence or willful misconduct of such Consenting Noteholder and (y) with respect to clause (B) above, any untrue statement or alleged untrue statement in, or omission or alleged omission from, any Exchange Offer Document in reliance upon and in conformity with written information relating to such person furnished to Cherokee by such person specifically for use therein.

(g)           Assignment; Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations of the Consenting Noteholders under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Consenting Noteholders without the prior written consent of Cherokee.  Neither this Agreement nor any of the rights, interests or obligations of Cherokee under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by Cherokee without the prior written consent of each of the Consenting Noteholders.  This Agreement has been and is made solely for the benefit of and shall be binding upon each of the Parties and, to the extent provided in Section 11(f) hereof, the controlling persons, officers, directors, partners, employees, representatives and agents referred to in such Section 11(f), and their respective heirs, executors, administrators, successors and assigns, all as and to the extent provided in this Agreement, and no other person shall acquire or have any right under or by virtue of this Agreement; provided, however, that nothing contained in this Section 11(g) shall be deemed to permit sales, assignments or transfers other than in accordance with Section 6(c) hereof.

(h)           Fees and Expenses.  Except as otherwise provided herein, Cherokee shall pay all fees, costs and expenses incurred by it on its behalf and by the Consenting Noteholders in connection with the Exchange Transactions and the other transactions contemplated thereby, including, without limiting the generality of the foregoing, reasonable fees, costs and expenses of the financial consultants, accountants and counsel of each of the Consenting Noteholders.  Such fees include the fees of Milbank, Tweed, Hadley & McCloy LLP and Stroock & Stroock & Lavan LLP.

(i)            No Third Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity and is not intended to, and shall not, confer upon any other person any rights or remedies hereunder.

(j)            Headings.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of such section, paragraph or subsection or of this Agreement.

(k)           Further Acquisition of Existing Notes. Any Consenting Noteholder may acquire additional Existing Notes to the extent permitted by applicable law; provided, however, that any such additional Existing Notes shall be subject to the terms hereof, and each such Consenting Noteholder shall exchange any such additional Existing Notes, and deliver a consent to the Proposals from the record holder or beneficial owner as of the Record Date with respect thereto, in accordance with the terms hereof and for so long as such Consenting Noteholder is obligated to exchange Existing Notes in accordance with the terms hereof.

(l)            Amendments and Waivers.  This Agreement may not be modified, amended or supplemented except in writing signed by Cherokee, not less than a majority of the then outstanding aggregate principal amount of the Existing Notes held by the GSC Noteholders and not less than a majority of the then outstanding aggregate principal amount of the Existing Notes held by the Oaktree Noteholders.

(m)          GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED, AND THE RIGHTS OF THE PARTIES SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAWS AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAWS AND RULES.  EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR

PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS.  EACH OF THE PARTIES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH OF PARTIES IRREVOCABLY CONSENTS, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, AT THE ADDRESS SET FORTH HEREIN, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF CHEROKEE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OF THE CONSENTING NOTEHOLDERS IN ANY OTHER JURISDICTION.

(n)           Consideration.  Each of the Parties acknowledges and agrees that no consideration shall be due, payable or paid to any of the Consenting Noteholders for their agreement to participate in the Exchange Transactions, other than the performance by Cherokee of the contractual obligations imposed upon Cherokee by this Agreement.

(o)           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.  It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(p)           Confidentiality.  Each Party agrees that this Agreement, the Term Sheet and the other attachments hereto shall constitute “Confidential Information”

for purposes of the Confidentiality Agreements binding on such Party with respect to information of Cherokee.

[signature pages follow]

                IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date and year first above written.

CHEROKEE INTERNATIONAL, LLC

By:	/s/ R.V. Holland, Jr.
	Name:	R.V. Holland, Jr.
	Title:	V.P. Finance, CFO

CHEROKEE INTERNATIONAL CORPORATION

By:	/s/ Ian Schapiro
	Name:	Ian Schapiro
	Title:	Vice President

GSC NOTEHOLDERS:.

GSC RECOVERY II, L.P.

By:	GSC Recovery II GP, L.P., its general partner

	By:	GSC RII, LLC, its general partner

		By:	GSCP (NJ) Holdings, L.P., its sole member

			By:	GSCP (NJ), Inc., its general partner

By:	/s/ Robert Hamwee
	Name:	Robert Hamwee
	Title:	Managing Director

GSC RECOVERY IIA, L.P.

By:	GSC Recovery IIA GP, L.P., its general partner

	By:			GSC RIIA, LLC, its general partner

		By:	GSCP (NJ) Holdings, L.P., its sole member

			By:	GSCP (NJ), Inc., its general partner

By:	/s/ Robert Hamwee
	Name:	Robert Hamwee
	Title:	Managing Director

GSC PARTNERS CDO FUND, LIMITED

By:	/s/ Thomas Libassi
Name: Thomas Libassi
Title: Managing Director
GSC PARTNERS CDO FUND II, LIMITED
By:	/s/ Thomas Libassi
Name: Thomas Libassi
Title: Managing Director
OAKTREE NOTEHOLDERS
OCM/GFI POWER OPPORTUNITIES FUND, L.P.
By:	GFI Energy Ventures LLC
its General Partner

By:	/s/ Ian Shapiro
Name: Ian Schapiro
Title: Chief Financial Officer
OCM PRINCIPAL OPPORTUNITIES FUND, L.P.
By:	Oaktree Capital Management, LLC
its General Partner

By:	/s/ Christopher S. Brothers
Name:Christopher S. Brothers
Title: Managing Director

By:	/s/ Michael P. Harmon
Name: Michael P. Harmon
Title: Senior Vice President